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                                                               ___________, 2003

State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110

          Re:  William Blair Funds
               Small-Mid Cap Growth Fund, a Portfolio
               --------------------------------------

Ladies and Gentlemen:

     Under a Transfer Agency and Service Agreement (the "Agreement") by and between William Blair Funds (the "Fund") and State Street Bank and Trust Company ("State Street") dated October 1, 1999, as amended on October 1, 2001 and April 23, 2002, State Street provides transfer agent services to portfolios of the Fund. Pursuant to Section 17 of the Agreement, the Fund wishes to notify State Street that it has established a new series of shares called the Small-Mid Cap Growth Fund. The Fund desires to have State Street render services as transfer agent under the terms of the Agreement for the Small-Mid Cap Growth Fund. By signing below, you agree to provide such services as are set forth in the Agreement as transfer agent for the Small-Mid Cap Growth Fund.

                                                           WILLIAM BLAIR FUNDS
                                                           By:
                                                           Its:

 Accepted this ____ day
 of ___________, 2003.
 STATE STREET BANK & TRUST COMPANY

 By:
 Its: